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                                                                     EXHIBIT 5.1



                                August 20, 2001

Gadzoox Networks, Inc.
5850 Hellyer Avenue
San Jose, CA  95138

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 20, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of 1,418,791 additional shares of your Common Stock under the Amended and Restated 1993 Stock Plan, 250,000 additional shares of your Common Stock under the 1999 Employee Stock Purchase Plan, 12,500 additional shares of your Common Stock under the 1999 Director Option Plan and 3,000,000 additional shares of your Common Stock under the 2000 Nonstatutory Stock Option Plan. Such shares of Common Stock are referred to herein as the "Shares," and such plans are referred to herein as the "Plans." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant or purchase under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                   Very truly yours,


                                   /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation